Filed Pursuant to Rule 424(b)(3)

File No. 333-208561

PROSPECTUS SUPPLEMENT NO. 2 DATED MARCH 17, 2016

TO

PROSPECTUS DATED DECEMBER 23, 2015

BANK OF THE JAMES FINANCIAL GROUP, INC.

PROSPECTUS

1,000,000 Shares of Common Stock

This Prospectus Supplement No. 2 supplements the prospectus of Bank of the James Financial Group, Inc. (“the “Company”, “we”, “us”, or “our”) dated December 23, 2015 (as supplemented from time to time, the “Prospectus”), and the Prospectus Supplement No. 1 dated March 17, 2016 (the “Prospectus Supplement No. 1”), with, and incorporates into the Prospectus, and the Prospectus Supplement No. 1, the information contained in, the following attached document:

23.1	Consent of Yount, Hyde & Barbour, P.C. dated March 17, 2016, concerning the Prospectus Supplement No. 1 and certain information therein.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 2. This Prospectus Supplement No. 2 updates, amends and supplements the information included, or incorporated by reference, in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

For purposes of this Prospectus Supplement No. 2, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.

Investing in the Securities involves various risks. Before buying any of the Securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” of the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any securities commission of any state or other jurisdiction has approved or disapproved of any these securities or passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense. These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus Supplement No. 2 is March 17, 2016.

INDEX TO FILINGS
Exhibit

Consent of Yount, Hyde & Barbour, P.C. dated March 17, 2016	23.1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Prospectus Supplement No. 1 Dated March 17, 2016 to Prospectus Dated December 23, 2015 of Bank of the James Financial Group, Inc. of our report dated March 17, 2016, relating to our audit of the consolidated financial statements, appearing in this Prospectus Supplement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 17, 2016